Exhibit 10.1

AMENDMENT AND ACKNOWLEDGEMENT OF TERMINATION OF
AMENDED AND RESTATED MANAGEMENT AGEEMENT

This AMENDMENT AND ACKNOWLEDGEMENT OF TERMINATION OF AMENDED AND RESTATED MANAGEMENT AGREEMENT (this “Amendment”) is entered into as of January 8th, 2014 by and among American Realty Capital Properties, Inc., a Maryland corporation (the “Company”), and ARC Properties Advisors, LLC, a Delaware limited liability company (the “Manager”).

RECITALS
A.    WHEREAS, the parties hereto are party to that certain Amended and Restated Management Agreement, dated February 28, 2013 (the “Agreement”), pursuant to which the day-to-day business and affairs of the Company are managed by the Manager.
B.    WHEREAS, the Company desires to become self-managed, in connection with which the Company and the Manager desire to terminate the Agreement, as a result of which the Company will become a self-managed real estate investment trust.
C.    WHEREAS, the parties hereto desire to amend the Agreement and to provide for the termination of the Agreement.
AGREEMENT
In consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Amendment of the Agreement.
(a)Section 1 of the Agreement is hereby amended by adding the following new definitions in appropriate alphabetical order:
““Self-Management Date” shall mean January 8th, 2014.”
““Post-Self-Management Period” shall mean the period following the Self-Management Date through and including the expiration of the Tail Period.”
““Tail Period” shall mean the period of 60 days following the Self-Management Date.”
(b)Section 6 of the Agreement is hereby amended by inserting the following new clause (h):
“On the Self-Management Date, the Company shall pay to the Manager an amount equal to $10,000,000.00 in payment in full for the furniture, fixtures and equipment and certain prepayments set forth in that certain Bill of Sale and General Assignment, dated January 8th, 2014, executed by the Manager pursuant to the Asset Purchase and Sale Agreement dated as of January 8, 2014 by and among ARC Properties Operating Partnership, L.P. and ARC Properties Advisors, LLC.
The parties hereto agree that (i) the amounts payable pursuant to Sections 6(a)- (g) and 7 of the Agreement with respect to the Post-Self-Management Period in an amount equal to $10,000,000 and (ii) the payment pursuant to the preceding paragraph are the only amounts payable by the Company pursuant to this Agreement following the Self-Management Date in connection with, resulting from or arising out of the termination of the Agreement and that neither the Manager nor any of its Affiliates shall be entitled to any other fees or amounts that are otherwise payable by the Company in connection with, resulting from or arising out of the termination of the Agreement.
Notwithstanding anything to the contrary contained in Section 6(d) of the Agreement, all payments of Incentive Compensation shall be paid in cash.
Nothing herein shall be deemed to prohibit payments from the Company to the Manager or its Affiliates with respect to the period after the Self-Management Date under the Services Agreement dated as of June 10, 2013, by and between AR Capital, LLC and RCS Advisory Services, LLC, which has been assigned to the Company to the extent applicable to services provided to the Company thereunder and the Transition Services Agreement dated as of October 21, 2013, by and between the Company, the ARC Properties Operating Partnership, L.P., ARC Advisory Services, LLC and American Realty Capital Advisors LLC.”

2.
LTIP Units. Notwithstanding any of the foregoing, upon termination of the Agreement, the Manager’s long-term incentive plan units (“LTIP Units”) of ARC Properties Operating Partnership, L.P. (the “OP”) granted pursuant to the 2013 Advisor Mutli-Year Outperformance Agreement, dated February 28, 2013, between the Company and the Manager, shall be vested in full.

3.
The American Realty Capital Name. The license granted to the Company by the Manager pursuant to Section 16 of the Agreement shall survive the termination of the Agreement perpetually with respect to use of the names “American Realty Capital Properties” and “ARCP” but shall not survive perpetually with respect to any use of the names “American Realty Capital,” “ARC” or AR Capital” or any derivative thereof.

4.
Termination of the Agreement. The parties hereto agree that, effective at 5:00 p.m., Eastern Time, on the Self-Management Date, with no further action necessary by any party, the Agreement shall automatically terminate in its entirety and be of no further force or effect, except that the Manager shall continue to provide services under the Agreement, to the extent required by the Company, for the Tail Period and shall only be entitled to payments to the extent permitted under Section 6(h) of the Agreement, and except for any provisions of the Agreement which by their terms survive termination.

5.	Miscellaneous.

(a)    Limited Effect. Except as otherwise specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

(b)    Entire Agreement. The Agreement and this Amendment supersede all prior agreements between the parties with respect to the subject matter thereof and constitute a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter thereof.

(c)    Governing Law. This Agreement will be governed by the internal laws of the State of New York.

(d)    Construction. The parties have participated jointly in the drafting of this Amendment, and each party was represented by counsel in the negotiation of this Amendment. In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Amendment.

(e)    Waiver of Legal Conflicts. Each of the parties hereto acknowledges and agrees that, at their request, Proskauer Rose LLP acted as counsel to all such parties in connection with this Amendment. Accordingly, each of the parties agrees to, and does, waive any conflict of interest which may be deemed to arise as the result of such representation and agrees not to seek to disqualify or otherwise prevent Proskauer Rose LLP from representing the other parties hereto (or any other clients of Proskauer Rose LLP) in any matters by reason of its work on, or representation of, such party in connection with this Amendment or its possession of confidential information relating to such party. Proskauer Rose LLP shall be entitled to rely upon this Section 5(d) as a third party beneficiary hereof.

(f)    Counterparts; Facsimile. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Original signatures hereto may be delivered by facsimile which shall be deemed originals.

(g)    Definitions. Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By: /s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Chief Executive Officer and Chairman of the Board of Directors

ARC PROPERTIES ADVISORS LLC

By: ARC CAPITAL, LLC
Its sole member

By: /s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch Title: Manager

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